UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2022

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2445 Technology Forest Blvd., 11th Floor
The Woodlands, Texas 77381
(Address of principal executive offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	LXRX	The Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On March 17, 2022, Lexicon and one of its subsidiaries entered into a loan and security agreement with Oxford Finance LLC (“Oxford”) that provides up to $150 million in borrowing capacity (the “Oxford Term Loans”) available in four tranches, each maturing in March 2027. Monthly interest-only payments are due during an initial 36-month period, which may be extended at Lexicon’s option to 48 months if Lexicon maintains compliance with a financial covenant relating to net sales of sotagliflozin following regulatory approval. The interest-only period will be followed by an amortization period extending through the maturity date.

The first $25 million tranche was funded at closing. The second $25 million tranche is available for draw at Lexicon’s option prior to August 31, 2022, but within 30 days of acceptance of filing by the U.S. Food and Drug Administration of Lexicon’s resubmission of its application for U.S. regulatory approval of sotagliflozin for heart failure. The third $50 million tranche is available for draw at Lexicon’s option prior to June 30, 2023, but within 60 days of U.S. regulatory approval of sotagliflozin for heart failure. The fourth $50 million tranche is available for draw at Lexicon’s option, subject to Oxford’s consent, at any time prior to the expiration of the interest-only payment period.

The loan and security agreement provides that, upon funding of the first three tranches, Lexicon will grant Oxford a warrant to purchase shares of its common stock having a value equal to 3.5%, 1.75% and 0.875%, respectively, of each such tranche, as determined by reference to a 10-day average closing price of the shares. Each warrant will have an exercise price equal to such average closing price, be exercisable for a five-year period from the date of issuance and feature a net cashless exercise provision. Concurrent with the funding of the first tranche, Lexicon granted Oxford a warrant to purchase 420,673 shares of Lexicon’s common stock at an exercise price of $2.08 per share.

The Oxford Term Loans bear interest at a floating rate equal to the 30-day U.S. Dollar LIBOR plus 7.90%, but not less than 8.01%, subject to additional interest if an event of default occurs and is continuing.

If an event of default occurs and is continuing, Oxford may declare all amounts outstanding under the loan and security agreement to be immediately due and payable. Lexicon may prepay the Oxford Term Loans in whole at its option at any time. Any prepayment of the Oxford Term Loans is subject to prepayment fees for up to three years after the funding of each tranche of the loans.

A final payment equal to 6.0% of the amount funded under the Oxford Term Loans is due upon prepayment or maturity, which final payment will be adjusted to 7.0% of the amount funded upon extension of the interest-only payment period.

Lexicon’s obligations under the Oxford Term Loans are secured by a first lien security interest in all of the assets of the Company and its subsidiaries. The loan and security agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default applicable to Lexicon and its subsidiaries. In addition to the financial covenant, additional covenants include those restricting dispositions, fundamental changes to its business, mergers or acquisitions, indebtedness, encumbrances, distributions, investments, transactions with affiliates and subordinated debt.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Item 3.02    Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 3.02. The warrants discussed above and the underlying shares of common stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and they have been or will be issued in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

Item 7.01    Regulation FD Disclosure

On March 17, 2022, Lexicon issued a press release announcing the execution of the loan and security agreement discussed above, a copy of which is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 99.1, is being “furnished” pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.		Description
99.1	—	Press Release of Lexicon Pharmaceuticals, Inc. dated March 17, 2022
EX-104	—	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: March 17, 2022	By:	/s/ Brian T. Crum
Brian T. Crum
Senior Vice President and General Counsel